Exhibit 4.15.3

Level 7, 151 Macquarie Street Sydney NSW 2000 Australia

Mr Marc Voigt

Managing Director and Chief Executive Officer

Prima BioMed Limited

1 June 2015

Dear Marc

Variation to Executive Employment Agreement dated 1 August 2014 (“Agreement”)

Further to our recent discussions, Prima BioMed Limited (“Prima”) agrees to vary your Agreement as set out in the attached Schedule.

This variation is effective from Monday 1 June 2015. Your new Remuneration will start being paid to you from the next payroll run, with any back pay backdated to 1 June 2015 paid on this day as well.

All other terms and conditions of your Agreement remain the same.

Please indicate your acceptance of this variation by signing (in duplicate) this letter and returning one executed copy to me.

Prima looks forward to your ongoing assistance.

Yours faithfully,

/s/ Lucy Turnbull AO
Lucy Turnbull AO
Chairman Prima BioMed Ltd

I accept the variation to the Agreement

/s/ Marc Voigt
Marc Voigt

Schedule

Agreed amendments to Agreement:

Clause	Agreed Amendment

Para 3, clause 3	Replace “195,000 Euro” with “215,000 Euro”